                                                                    EXHIBIT 3.13

                            ARTICLES OF INCORPORATION

                                       OF

                       AMERCO REAL ESTATE SERVICES, INC.

         I, the undersigned incorporator, for the purpose of forming a corporation under Title 7, Chapter 78 of the Nevada Revised Statutes, as amended ("NRS"), do hereby adopt and make the following Articles of Incorporation:

                                   ARTICLE I

         The name of the corporation (hereinafter the "Corporation") is AMERCO REAL ESTATE SERVICES, INC.

                                   ARTICLE II

         The principal place of business of the Corporation shall be:

                  2727 North Central Avenue, Phoenix, AZ 85004

         The Corporation's resident agent shall be:

                  The Corporation Trust Company of Nevada
                  6100 Neil Road, Suite 500
                  Reno, Nevada 89511

                                   ARTICLE III

         The nature of the business and of the purposes to be conducted and promoted by the Corporation, is to engage real estate brokerage activities and all other lawful purposes.

                                   ARTICLE IV

         The Corporation shall have authority to issue 1,000 shares of common stock.

                                    ARTICLE V

         The members of the governing board of the Corporation are styled as directors. The number of directors constituting the initial Board of Directors of the Corporation is one(1). The number of directors may be changed by an action of the Board to no less than one (1) or no more than nine (9) members.

         The following person shall serve as the director of the Corporation, effective as of the date of the effectiveness of these Articles of
Incorporation:

Name                              Address
----                              -------
Carlos Vizcarra                   2727 North Central Avenue, Phoenix, AZ 85004

Matthew Braccia                   2727 North Central Avenue, Phoenix, AZ 85004

                                   ARTICLE VI

         The name and address of the incorporator is:

                 Jennifer M. Settles, Esq.
                 2727 North Central Avenue, 11th Floor
                 Phoenix, AZ 85004

                                   ARTICLE VII

         The period of existence of the Corporation shall be perpetual.

                                  ARTICLE VIII

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation in accordance with the terms thereof.

                                   ARTICLE IX

         The corporation shall indemnify, to the fullest extent authorized or permitted by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), any person made, or threatened to be made, a defendant or witness to any threatened, pending or completed action, suit, or proceeding (whether civil, criminal, administrative, investigative or otherwise) by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the corporation or by reason of the fact that such director or officer, at the request of the corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. Nothing contained herein shall diminish any rights to indemnification to which employees or agents other than directors or officers may be entitled by law, and the corporation may indemnify such employees and agents to the fullest extent and in the manner permitted by law. The rights to indemnification set forth in this Article IX shall not be exclusive of any other rights to which any person may be entitled under any statute, provision of the Articles of Incorporation, bylaw, agreement, contract, vote of shareholders or directors, otherwise. Notwithstanding any provision hereof to the contrary, the following shall govern: Any indemnification shall be fully subordinated to any obligations respecting the Property and shall not constitute a claim against the Corporation in the event that cash flow is insufficient to pay such obligations.

In furtherance and not in limitation of the powers conferred by statute:

         1. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is serving in any capacity, at the request of the corporation, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability or expense incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability or expense under the provisions of law; and

         2. The corporation may create a trust fund, grant a security interest or lien on any assets of the corporation and/or use other means (including, without limitation, letters of credit, guaranties, surety bonds and/or other similar arrangements), and enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

                                    ARTICLE X

         No director or officer shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except the liability of a director or officer shall not be limited or eliminated for:

         (a) Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

         (b) The payment of distribution in violation of Nevada revised Statutes 78,300.

Dated as of March 5, 2001.

                                        /s/ Jennifer M. Settles
                                        ----------------------------------------
                                        Jennifer M. Settles, sole incorporator

STATE OF ARIZONA        )
                        )
COUNTY OF MARICOPA      )

         I, Nancy K. Ventre, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that Jennifer M. Settles, sole incorporator of AMERCO REAL ESTATE SERVICES, INC., a Nevada corporation, and who is known to me, executed the within Articles of Incorporation as Incorporator and with full authority, executed the same voluntarily for and as the act of said corporation.

         Given under my hand and official seal, this the 5th day of March, 2001.

                                              /s/ Nancy K. Ventre
                                              -----------------------------
                                              NOTARY PUBLIC
                                              My Commission Expires: 8-19-2003